- . Exhibit 3.1 CERTIFICATE OF INCORPOPATION OF ADA RESOURCES, INC. Robert S. Baird, acting as incorporator of a corporation under the General Corporation Law of the State of Delaware, adopts the followinp Certificate of Incorporation for such corporation: First: The name of the corporation is ADA RESOURC�S, INC. . Second: Its registered office in the State of Delaware is 100 West 10th Street, Wilmington, New Castle County, Dela ware 19899, and its registered agent at such address is The Corporation Trust Company. Third: The purpose of the corporation is to enga�e in any .lawful act or activity for which corporations may be orranized under the General Corporation Law or Delaware. Fourth: The total number of shares of stock which the corporation shall have authority to issue is five million (5,000,000) shares of the par value of Ten Cents ($.10) each. Fifth: The name of the incorporator is Roberts. Baird and his mailing·address is 2100 First City National Bank Eu1lding, Eouston, Texas 77002. Sixth: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly autho rized to make, alter or repeal the bylaws of the corporation. Seventh: Whenever a compromise or arran�ement is proposed between this corporation and its creditors or any class cf them and/or be-tween this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a su�.mary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this cor poration under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a �eeting or the creditors or class of creditors� and/or of the stockholders or cla�s of stockholders of this corporation, as the case may be, to be summoned in such �anner as the said court directs. If a ·majority in number �epresentin� three-fourths in value of the creditors or class of c�editors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise.or arrangement and to any

THE STA7E OF TEXAS § COUNTY OF HARRIS § i,.;:C IT R�t!EME-ERED that on this day of' October, .A .D. 1973, personally came before me, a Notary Public in and for the County and State aforesaid, Spencer M. Murchison, Vice-President of Ada .l:lesources, Inc., a corporation or the .Stat a or Delaware, the corporation described in and which executed the foregoing certi ficate, known to me personally to be such, and the said Spencer M. �urc�ison as such Vice ?resident duly executed said c�rt1f1cate before me and acknowledged the said certif!eate to tie his act and deed and the act and deed of said corporation and that the facts stated therein are true; that the signatures of the said Vice President and of the Secretary of �aid corporation to :said forep:oinrr certificate are in the handwr1t1n� of the said V1ce President and 2ecretary er said corporation, respectively; and that the �eal affixed to the said certificate is the corporate seal of the said corporation, and that nis act of signing, sealing, exccutin�, acknowled�in� and delivering the said oert1�1cate was in all respects duly �uthorized t,7 the E:.-oard of :Ci.rectors and the stock holder cf the said corporation� r:; ,;r'l'HE:32 i-iF}�.SI:OF1 I hereunto set my :-,and and ::::eal of office the day and year aforesaid. ::ata.ry Publ::..c in and for i::1rris County, 'i:"e:r..as